Exhibit 3

The Charles Schwab Corporation

2001 Stock Incentive Plan

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT is entered into as of January 20, 2004 (the “Grant Date”) between The Charles Schwab Corporation, a Delaware corporation (the “Company”), and Charles R. Schwab (the “Optionee”).

WITNESSETH:

WHEREAS, the Board has adopted and the stockholders of the Company have approved The Charles Schwab Corporation 2001 Stock Incentive Plan, as amended (the “Plan”) in order to provide selected Key Employees with an opportunity to acquire Common Shares; and

WHEREAS, the Committee has determined that the Optionee is a Key Employee and that it would be in the best interests of the Company and its stockholders to grant the stock option described in this Agreement (the “Option”) to the Optionee as an inducement to remain in the service of the Company or its subsidiaries and as an incentive for extraordinary efforts during such service:

SECTION 1. GRANT OF OPTION.

(a) Option. On the terms and conditions stated below, the Company hereby grants to the Optionee the option to purchase 300,000 Common Shares for the amount of $13.76 per Common Share (the “Exercise Price”), which is agreed to be 100% of the Fair Market Value thereof on the Grant Date. The number of Common Shares subject to this Option and the Exercise Price shall be subject to adjustment under certain limited circumstances as provided in Article 10 of the Plan.

(b) 2001 Stock Incentive Plan. This Option is granted pursuant to the Plan, the provisions of which arc incorporated into this Agreement by reference, and a copy of which is available upon request at no charge to the Optionee from the Company. In the event of any inconsistency between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall prevail.

(c) Tax Treatment. This Option is NOT intended to qualify as an incentive stock option described in Section 422(b) of the Code.

(d) Expiration Date. Notwithstanding any other provision contained herein, this Option shall expire not later than the date immediately preceding the tenth anniversary of the Grant Date.

SECTION 2. NO TRANSFER OR ASSIGNMENT OF OPTION.

Except as otherwise provided in this Agreement or as permitted by the Plan, this Option, and any interest therein, shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process.

SECTION 3. RIGHT TO EXERCISE OPTION.

(a) Vesting and Exercisability. Subject to the remaining provisions of this Section 3, so long as the Optionee remains employed by the Company or its subsidiaries, the stock options awarded by this Agreement shall become (i) 100% vested on the date that is 6 months after the Grant Date and (ii) 100% exercisable no earlier than (A) the date that is 3 years after the Grant Date; or if earlier, (B) the date of the Optionee’s Retirement.

(b) Full Vesting on Change in Control. Notwithstanding subparagraph (a) hereof, this Option shall become fully exercisable as to the Total Award Common Shares immediately preceding any Change in Control with respect to the Company. In the event that the Committee determines that a Change in Control is likely to occur, the Company shall so advise the Optionee, and the provisions of this subparagraph (b) shall take effect as of the date ten (10) days prior to the anticipated date of such Change in Control.

(c) Death and Disability. In the event of the Optionee’s death or Disability, 100% of the options granted hereunder shall become fully exercisable.

(d) Vesting Contingent on Satisfactory Performance. Notwithstanding subparagraph (a) hereof, the continued accrual of vesting pursuant to subparagraph (a) is contingent upon the Optionee’s satisfactory job performance, and the Company may, in its sole discretion, upon notice to the Optionee suspend or delay the vesting of Options hereunder for any period of time in the event that the Company determines, within its sole discretion, that the Optionee’s performance is unsatisfactory.

(e) Suspension of Vesting During Certain Leaves of Absence. Moreover, the continued accrual of vesting pursuant to this Section 3 shall be suspended during the period of time in which the Optionee is on a leave of absence of more than six months for any reason other than (i) medical reasons, (ii) any leave qualifying under the Family and Medical Leave Act, or (iii) workers’ compensation.

(f) Delayed Vesting for Part Time Work Schedule. Moreover, if at the time of the Grant, the Optionee is working a part-time work schedule of less than 30 hours per week, and such part-time work schedule is expected to continue for at least one year from the date such part-time work schedule commenced, all vesting dates will be delayed by one year. In addition, in the event the Optionee changes to a part-time work schedule of less than 30 hours per week, and such part-time work schedule is expected to continue for at least one year, all future vesting dates not yet reached at the time of the change will be delayed by one year.

SECTION 4. DISCRETION OF COMMITTEE.

The Committee may decide, in its absolute discretion, to accelerate the vesting of this Option.

SECTION 5. EXERCISE OF OPTION.

(a) Notice of Exercise. The Optionee or the Optionee’s representative may exercise this Option by giving written notice to the Company (or its designee) pursuant to Section 9(d). The notice shall specify the election to exercise this Option, the date of exercise, the number of Common Shares for which it is being exercised and the form of payment. The notice shall be signed by the person or persons exercising this Option. In the event that this Option is being exercised by the representative of the Optionee, the notice shall be accompanied by proof satisfactory to the Company of the representative’s right to exercise this Option. The Purchase Price for Common Shares shall be paid in a form that conforms to Sections 6.1 through 6.3 of the Plan at the time such notice is given.

(b) Issuance of Shares. After receiving a proper notice of exercise, the Company shall cause to be issued a certificate or certificates for the Common Shares so purchased, registered in the name of the person exercising this Option. The Company shall cause such certificate or certificates to be delivered to or upon the order of the person exercising this Option.

(c) Share Retention Requirement. Following the exercise of this Option, the Optionee agrees not to sell any of the Common Shares acquired upon exercise of this Option at any time prior to the three-year anniversary of the Grant Date.

(d) Replacement of Stock Options with SARs. If the Company adopts the new accounting standard and if the Charles Schwab Corporation 2004 Stock Incentive Plan is approved by the shareholders, the Committee shall have the right to replace this Option (or any portion thereof) to the extent outstanding with a Stock Appreciation Right subject to substantially the same terms and conditions contained in this Agreement to be settled in shares of Common Stock on a one-to-one basis; provided, that this provision shall not become effective if it would cause the Company to recognize compensation expense.

SECTION 6. TERM.

(a) Basic Term. This Option shall in any event expire on the date specified in Section 1(d).

(b) Termination of Employment. Subject only to the provisions of Section 3(d), upon the Optionee’s termination of employment with the Company and its subsidiaries for any reason, whether as a result of a voluntary or involuntary event of termination of employment (including a termination of employment as may be provided for or determined under an employment contract, if any, entered into between the Company or its subsidiary and the Optionee) (each, a “Termination Event”), no unvested or unexercisable portion of the Total Award Common Shares thereafter shall vest or become exercisable. With respect to the vested and exercisable portion of the Total Award Common Shares as of the date of such a Termination Event, this Option shall expire on the earlier of (i) the expiration date specified in Section l(d) or (ii) whichever of the following is applicable: (A) in the case of a Termination Event resulting from death or Disability, the date one year following such Termination Event; (B) in the case of a Termination Event resulting from Retirement, the date two years following such Termination Event; or (C) in all other cases, the date three (3) months following such Termination Event.

(c) Divestment of Options. Notwithstanding anything to the contrary contained herein, this Option shall immediately become forfeited and expire in the event that the Company terminates the Optionee’s employment on account of conduct inimical to the best interests of the Company, including, without limitation, conduct constituting a violation of law or Company policy, fraud, theft, conflict of interest, dishonesty or harassment. The determination whether the Optionee’s employment has been terminated on account of conduct inimical to the best interests of the Company shall be made by the Company in its sole discretion.

SECTION 7. CONDITIONS OF INITIAL ISSUANCE.

No Common Shares shall be issued upon the exercise of this Option unless and until the Company has determined that:

(a) A registration statement for the Common Shares is effective under the Securities Act or an exemption from the registration requirements thereof has been perfected;

(b) Any applicable listing requirement of any stock exchange on which Common Shares are listed has been satisfied; and

(c) Any other applicable provisions of state or federal law have been satisfied.

SECTION 8. NO REGISTRATION RIGHTS.

The Company may, but shall not be obligated to, register or qualify the Common Shares for resale or other disposition by the Optionee under the Securities Act or any other applicable law.

SECTION 9. RESTRICTIONS ON TRANSFER OF SHARES.

(a) Restrictions. Regardless of whether the offering and sale of Common Shares under the Plan have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company may impose restrictions upon the sale, pledge or other transfer of such Common Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company and its counsel, such restrictions are necessary or desirable in order to achieve compliance with the provisions of the Securities Act, the securities laws of any state or any other law.

(b) Investment Intent at Exercise. If the Common Shares under the Plan are not registered under the Securities Act but an exemption is available which requires an investment representation or other representation, the Optionee shall represent and agree at the time of exercise that the Common Shares being acquired upon exercising this Option are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations as are deemed necessary or appropriate by the Company and its counsel.

(c) Administration. Any determination by the Company and its counsel in connection with any of the matters set forth in this Section shall be conclusive and binding on the Optionee and all other persons.

SECTION 10. MISCELLANEOUS PROVISIONS.

(a) Withholding Taxes. To the extent required by applicable federal, state, local or foreign law the Optionee shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of the exercise of an Option hereunder and no Option may be exercised unless such obligation is satisfied.

(b) Rights as a Stockholder. Neither the Optionee nor the Optionee’s representative shall have any rights as a stockholder with respect to any Common Shares subject to this Option until certificates for such Common Shares have been issued in the name of the Optionee or the Optionee’s representative.

(c) No Employment Rights. Nothing in this Agreement shall be construed as giving the Optionee the right to be retained as an employee of the Company or its subsidiaries. The Company reserves the right to terminate the Optionee’s employment at any time for any reason, subject only to the terms of any written employment contract entered into between the Company and the Optionee.

(d) Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the appropriate postal service, by registered or certified mail with postage and fees prepaid and addressed to the party entitled to such notice at the address shown below such party’s signature on this Agreement, or at such other address as such party may designate by ten (10) days advance written notice to the other party to this Agreement. Notwithstanding the foregoing, no notice of exercise, as required by Section 4(a), shall be effective until actual receipt thereof by the Company or its designee.

(e) No Effect on Other Benefit Plans. Nothing herein contained shall affect the Employee’s right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance or other Employee welfare plan or program of the Company or any Subsidiary.

(f) Successors and Assigns. Subject to the limitation on the transferability of the Option contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successor and assigns of the Director and the Company.

(g) Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

(h) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter hereof; provided, however, that in the event of any inconsistency or conflict between any provision hereof and the terms of the Plan, the terms of the Plan shall control.

(i) Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, as such laws are applied to contracts entered into and performed in such State.

SECTION 11. DEFINITIONS.

Capitalized terms defined in the Plan shall have the same meaning when used in this Agreement. Other terms used in this Agreement are defined as follows:

(a) “Purchase Price” shall mean the Exercise Price multiplied by the number of Common Shares with respect to which this Option is being exercised.

(b) “Retirement” shall mean a termination of employment of the Optionee occurring at any time after the Optionee (i) has attained fifty (50) years of age, and (ii) completed seven (7) years of service, as determined pursuant to the terms of the SchwabPlan Retirement Savings and Investment Plan.

(c) “Securities Act” shall mean the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, this Agreement is executed by the parties as of the date set forth below.

The Charles Schwab Corporation		Optionee

By:	/s/ Dawn G. Lepore	/s/ Charles R. Schwab
	Dawn G. Lepore	Charles R. Schwab

Title:	Vice Chair & Chief Administrative Officer	Date:	04/07/04

Date:	4/19/2004